Exhibit 10.4

SEPARATION AND ADVISING AGREEMENT

This Separation and Advising Agreement (the “Agreement”) is by and between Joseph A. Ferraro (the “Executive”) and Avis Budget Group, Inc., a Delaware Corporation (the “Company”).

WHEREAS, the Executive and the Company are party to that certain Letter Agreement dated as of February 12, 2015 (the “Letter Agreement”);

WHEREAS, the Company and Executive have agreed that Executive will transition from his position of President & Chief Executive Officer of the Company effective as of June 30, 2025 (the “Transition Date”) to the role of Advisor to the Board of Directors of the Company (the “Board”), and will become a part-time non-employee advisor of the Company effective as of the Employment Separation Date (as defined below); and

NOW, THEREFORE, for the promises and covenants set forth herein and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and the Company enter into this Agreement on the following terms and conditions:

1.    CEO Transition.

(a)    Employment Transition and Separation. The Executive will continue to be employed as the President and Chief Executive Officer of the Company from the date of this Agreement through the Transition Date. Following the Transition Date, the Executive will continue to be employed by the Company as an employee of the Company, in the role of an Advisor to the Board, through December 31, 2025 (unless earlier terminated by the Company for a “Termination for Cause” (as defined in the Letter Agreement taking into consideration the expected duties hereunder for clause (i) thereof) or for a Material Breach (as defined below) or by the Executive, in which case all payments and benefits under this Agreement shall cease) (the date of the Executive’s actual termination of employment with the Company, the “Employment Separation Date”). For the avoidance of doubt, the change in the Executive’s duties and responsibilities hereunder shall in no event constitute a “Constructive Discharge” or similar event for purposes of any Company agreement, plan or arrangement. In the event of the Executive’s death or Disability (as defined in the Letter Agreement) prior to the Employment Separation Date, and provided the Second Release Effective Date occurs, the Executive (or his estate or spouse (as applicable)) shall be entitled to the payments and benefits set forth in Sections 2(a) (with the Employment Termination Date being deemed December 31, 2025), 3 and 4 of this Agreement. Effective as of the Transition Date, the Executive will resign (and will be deemed to have resigned without any further action by the Executive) from his position as the President and Chief Executive Officer of the Company, and, except as expressly provided in this Section 1, from all of the Executive’s positions with the Company and its affiliates (and as a fiduciary of any benefit plan of the Company and its affiliates). Effective as of the Employment Separation Date, (i) the Executive’s employment with the Company will terminate, and (ii) the Executive will thereafter provide services as a part-time non-employee advisor to the Board pursuant to the terms of Section 4 of this Agreement. The Executive shall execute such additional documents as requested by the Company to evidence the foregoing resignations and authorizes the Company to take any actions it deems necessary or appropriate to effect the foregoing.

(b)    Accrued Obligations. Within ten (10) business days following the Employment Separation Date (or such earlier time as may be required by applicable law), the Company shall pay the Executive any base salary earned but unpaid through the Employment Separation Date and any unused vacation days plus any unreimbursed business expenses entitled to reimbursement, all in accordance with the Company’s policies. The Executive shall also receive his vested and accrued benefits pursuant to the terms of any applicable Company employee benefit plans.

2.    Compensation Through Employment Separation Date.

(a)    Salary. Subject to Executive’s continued service until the Transition Date, Executive’s salary will continue as in effect on the date hereof. Thereafter, until the Employment Separation Date, Executive’s salary will be $150,000 per month, payable in installments no less frequently than monthly, subject to continued employment.

(b)    Pro-Rata Bonus. Executive will remain eligible for a pro-rata 2025 bonus for his service as the President and Chief Executive Officer through the Transition Date (that is, a target bonus for the 2025 fiscal year of $1,300,000 (representing fifty percent (50%) of the Executive’s prior annual target bonus)), subject to achievement of actual results for 2025, and payable at the same time bonuses for the 2025 fiscal year are paid to other senior executives of the Company (but no later than March 15, 2026). The sole performance metric for the bonus applicable to the Executive for the 2025 fiscal year shall be Adjusted EBITDA. The foregoing shall be subject to the Second Release Effective Date occurring and to the Executive’s compliance with the terms and conditions of this Agreement.

(c)    Benefits. During continued employment, Executive will remain eligible for benefits available to Company employees, as well as Executive’s financial planning and Company car usage benefits as currently in effect.

3.    Separation Benefits. Provided that the Second Release Effective Date occurs, and subject to the Executive’s compliance with the terms and conditions of this Agreement in all material respects (and Executive’s employment not being terminated prior to December 31, 2025 by the Company for a “Termination for Cause” (as defined in the Letter Agreement taking into consideration the expected duties hereunder for clause (i) thereof) or for a Material Breach or by the Executive), Executive will receive the following separation benefits:

(a)    Cash Severance. The Company shall pay to Executive, no later than sixty (60) days following the Employment Separation Date (subject to Section 15 hereof), a lump-sum amount equal to $7,800,000, representing 200% of the sum of the Executive’s current annualized base salary plus your annualized target bonus.

(b)    Vesting of Equity Incentive Awards. (i) All then outstanding unvested stock-

based awards granted to the Executive that vest solely based on continued service that are scheduled to vest in accordance with their original vesting schedule by the two (2)-year anniversary of the Employment Separation Date will vest as soon as reasonably practicable following the Employment Separation Date, and (ii) the performance-based restricted stock units granted in 2025 will remain outstanding and become vested or be forfeited at such time(s) as provided in accordance with the terms and conditions of the applicable award agreement based on actual achievement of the performance goals applicable for purposes of vesting such awards (and in any event, if the performance metrics are met, the 2025 PSUs shall be settled no later than March 15, 2026). Any other outstanding unvested stock-based awards granted to the Executive (including without limitation the performance-based restricted stock units granted in each of 2023 and 2024) shall be canceled as of the Employment Separation Date.

(c)    Benefits. The Executive shall be entitled to continued access to company car usage and financial planning expense reimbursements in accordance with Company policy and as provided below. For the avoidance of doubt:

(i)    Financial Planning. The Executive shall be entitled to continued access to financial planning benefits for a period of two years following the Employment Separation Date (the “Continuation Period”); and

(ii)    Company Car Usage. The Executive shall be entitled to participate in the Company’s company car programs for the Continuation Period on the terms and conditions related to such programs.

(iii)    Executive shall be entitled to retain the Executive’s Company-issued mobile phone, including the current phone number, for the Continuation Period, provided that from and after the Continuation Period, the Company shall have no responsibility to maintain, extend or bear any financial responsibility for any plan for such device.

(d)    Health Benefits. Executive (and his spouse, including following the Executive’s death) shall remain eligible to continue to participate in Company-sponsored health, vision and dental plans (as they may be modified from time to time with respect to all senior executive officers) for the Continuation Period. The Executive shall be required to make contributions for health plan participation during the Continuation Period that are substantially equal to the contributions required of active employed executives of the Company. If Executive is not permitted to be covered under the Company’s plans for the entire Continuation Period, the Company will be permitted to alter the manner in which health benefits are provided to the Executive pursuant to this Section; provided the after-tax cost to the Executive of such benefits shall not be greater than the cost applicable to active employed executives of the Company (and the coverage for Executive (and his spouse) shall not be less favorable than the coverage applicable to active employed executives of the Company (and their spouses)).

(e)    No Other Severance. Payments due to the Executive under this Section 3 shall be in full satisfaction of any severance or termination benefits payable to the Executive under the Letter Agreement or any severance plan or policy or other plan or agreement of the Company or its affiliates.

(f)    For the period of Executive’s employment or services to the Company or any affiliate, Executive shall be entitled to any claim or right relating to or under the Company’s directors’ and officers’ liability insurance coverage and any right of indemnification under the Company’s organizational documents on the same terms and conditions as other senior officers of the Company or any affiliate following Executive’s termination of employment, to the extent permitted by the Company’s insurance coverage and applicable law.

4.    Advising. Following the Employment Separation Date, the Company shall retain the Executive to provide counsel and advice to the Board as may be reasonably requested from time to time, including to ensure a smooth transition, until June 30, 2026 (the “End Date”). Notwithstanding the foregoing, the Executive or the Company may terminate the advising arrangement hereunder at any time and for any reason (or no reason) during the Advising Period (as defined below) by providing the other party with at least thirty (30) days’ advance written notice of such termination, provided, however, if the Company terminates the Advising Period for any reason other than for (x) a “Termination for Cause” (as defined in the Letter Agreement taking into consideration the expected duties hereunder for clause (i) thereof) or (y) due to Executive’s material breach of this Agreement or of any restrictive covenant pursuant to any Award Agreement (a “Material Breach”) or if the Advising Period terminates as a result of the Executive’s death or “Disability” (as defined in the Letter Agreement), then subject to the Executive’s (or his estate’s) timely execution and non-revocation of a release of claims substantially in the form as set forth in Section 6 of this Agreement, the Company shall pay to the Executive (or his estate) any theretofore unpaid portion of the Advising Fee through June 30, 2026 as if no termination had occurred, paid in a lump sum no later than thirty days following the date of such termination. The period of time between the Employment Separation Date and the termination of the Executive’s service relationship with the Company hereunder (no later than the End Date) shall be referred to herein as the “Advising Period.” The parties hereby acknowledge that the Executive’s employment relationship with the Company shall terminate for all purposes on the Employment Separation Date. The parties hereto reasonably anticipate that the level of bona fide services that the Executive is to perform during the portion of the Advising Period that follows the Employment Separation Date will not exceed 20% of the average level of bona fide services that the Executive performed for the Company and its subsidiaries over the immediately preceding 36-month period, and are not otherwise expected to exceed ten (10) hours per week. The Executive may engage in other employment or services during the portion of the Advising Period that follows the Employment Separation Date so long as the Executive is not in violation of Section 15 of any Award Agreement pursuant to which any restricted stock units or performance-based restricted stock units were granted to Executive (the “Award Agreements”) and informs the Chief HR Officer of the Company prior to commencing any such employment or other services. During the Advising Period, the Company shall pay the Executive a monthly retainer of $150,000 (the “Advising Fees”), payable in cash on a monthly basis on or about the last business day of each month during the Advising Period. In addition, during the Advising Period, the Company shall upon presentation of appropriate documentation, reimburse the Executive, in accordance with the Company’s expense reimbursement policy, for all reasonable business expenses approved in advance by the Board in its discretion.

5.    No Other Compensation. The Executive acknowledges and agrees that the payments provided pursuant to this Agreement are in full discharge of any and all liabilities and obligations of the Company and its affiliates to the Executive, monetarily or with respect to employee benefits or otherwise, including, but not limited to, any and all obligations arising under the Letter Agreement, any alleged written or oral employment agreement, policy, plan or procedure of the Company and its affiliates and/or any alleged understanding or arrangement between the Executive and the Company.

6.    Release.

(a)    In consideration for the payment and benefits to be provided to the Executive pursuant to this Agreement, the Executive, for the Executive and for the Executive’s heirs, executors, administrators, trustees, legal representatives and assigns, forever release and discharge the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, managers, officers, fiduciaries, attorneys, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company and its affiliates or in their individual capacities (collectively, the “Released Parties”) to the extent provided below.

(b)    Except as provided in Sections 6(d) and 6(e) below and except for the provisions of the Letter Agreement which expressly survive the termination of the Executive’s employment with the Company, the Executive knowingly and voluntarily (for himself, his heirs, executors, administrators, trustees, legal representatives and assigns) releases and forever discharges the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this Agreement becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which the Executive, his spouse, or any of his heirs, executors, administrators, trustees, legal representatives or assigns, may have, (i) from the beginning of time through the date upon which the Executive signs this Agreement and/or re-executes this Agreement (as applicable), (ii) which arise out of or are connected with his employment with the Company through the date upon which the Executive signs this Agreement and/or re- executes this Agreement (as applicable), (iii) which arise out of or are connected with his separation or termination from the Company no later than the Employment Separation Date; and/or (iv) which arise out of or connected with any agreement with any Released Parties and/or any other awards, policies, plans, programs or practices of the Released Parties that may apply to Executive or in which Executive may participate, other than as set forth in this Agreement, and, in each case, through the date upon which the Executive signs this Agreement and/or re-executes this Agreement (as applicable), including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act

of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

(c)    The Executive represents that the Executive has made no assignment or transfer of any right, Claims, demand, cause of action, or other matter covered by Section 6(b) above.

(d)    The Executive agrees that this Agreement does not waive or release any rights or Claims that the Executive may have under the Age Discrimination in Employment Act of 1967 which arise after the date the Executive executes this Agreement or re-executes it (as applicable); provided, however, that the parties have agreed that the Executive’s employment with the Company is terminating no later than the Employment Separation Date. The Executive acknowledges and agrees that the Executive’s separation from employment with the Company is in compliance with the terms of the Letter Agreement and shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

(e)    Notwithstanding the above, the Executive further acknowledges that the Executive is not waiving and is not being required to waive any right that cannot be waived by private agreement under applicable law, including the right to file an administrative charge or participate in an administrative investigation or proceeding with the Equal Employment Opportunity Commission or similar state agency; provided, however, that the Executive disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such discrimination charge or investigation or proceeding and represents and warrants that Executive is not aware of any matter that would give rise to such a charge, investigation or proceeding. Additionally, notwithstanding anything to the contrary in this Agreement, the Executive retains and is not waiving (i) any rights to which the Executive is entitled under Sections 2, 3 or 4 of this Agreement, (ii) any claim or right relating to or under the Company’s directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents, the Letter Agreement or otherwise, (iii) the Executive’s rights as an equity or security holder in the Company or its affiliates, including any outstanding awards not expressly forfeited or canceled herein (iv) the Executive’s rights under the Company’s deferred compensation plan and/or (v) the Executive’s rights to vested benefits, including the Executive’s benefits under the Company’s 401K Plan and the Company’s qualified defined benefit pension plan.

(f)    In signing this Agreement, the Executive acknowledges and intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. The Executive expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions. The Executive acknowledges and agrees that this waiver is an essential and material term of this Agreement and that without such waiver the Company would not have agreed to the terms of this Agreement.

(g)    The Executive further agrees that in the event the Executive should bring a Claim seeking damages against the Company, or in the event the Executive should seek to recover against the Company in any Claim brought by a governmental agency on the Executive’s behalf, this Agreement shall serve as a complete defense to such Claims to the maximum extent permitted by law. The Executive further agrees that he is not aware of any pending claim of the type described in Section 6(b) above as of the execution of this Agreement.

(h)    The Executive agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by the Company, any Released Party or the Executive of any improper or unlawful conduct.

(i)    Nothing in this Agreement or any other policies of the Company shall prohibit or restrict the Executive or his attorneys from: (x) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (y) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (z) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement prohibits or restricts the Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. The parties acknowledge and agree that, in connection with the Executive’s separation from the Company, the Company has requested that he fully and truthfully disclose to the Company any violations of law or regulatory requirements, or material breaches of contract by the Company or any of the other Released Parties, about which he is aware or believes in good faith to have occurred. The Executive hereby confirms that he has disclosed all such instances (if any).

(j)    The Executive acknowledges that he may hereafter discover claims or facts in addition to or different than those which the Executive now knows or believes to exist with respect to the subject matter of the release set forth in Section 6(b) above and which, if known or suspected at the time of entering into this Agreement, may have materially affected this Agreement and the Executive’s decision to enter into it. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of this Agreement after the date upon which the Executive signs this Agreement or re-executes this Agreement (as applicable).

7.    Return of Company Property. All correspondence, records, documents, software, promotional materials, and other Company property (other than as provided under Section 3), including all copies, which came into the Executive’s possession by, through or in the course of

Executive’s employment, regardless of the source and whether created by the Executive, are the sole and exclusive property of the Company, and immediately upon the Employment Separation Date, or any time at the Company’s request, the Executive shall return to the Company all such property of the Company. Notwithstanding the foregoing, the Executive may retain his contacts and calendar.

8.    Publicity. The Executive shall not issue, without consent of the Company, any press release or make any public announcement with respect to this Agreement. Following the effective date of this Agreement and regardless of any dispute that may arise in the future, (a) the Executive agrees that he will not disparage, criticize or make statements which are negative, detrimental or injurious to the Company to any individual, company or client, including within the Company and (b) the Company agrees that it will instruct its executive officers and the members of the Board not to disparage Executive and it shall not make any official written statements which disparage the Executive. The provisions in the immediately preceding sentence shall not be violated by truthful statements in response to or in connection with legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or to rebut inaccurate or false statements made by the Executive or by the Company (or any of its executive officers or members of the Board), and the foregoing limitation on executive officers or the members of the Board shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company. Nothing herein shall be violated by the Company’s compliance with its securities or other disclosure obligations or by describing Executive’s separation as an involuntary termination without cause in its proxy statement in accordance with proxy advisory firm guidance. The parties understand and agree that this Agreement will be publicly filed by the Company pursuant to its securities law obligations.

9.    No Assignments; Binding Effect. Except as provided in this Section 9, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company shall assign this Agreement to any successor to all or substantially all of the operations and/or assets of the Company. As used in this Agreement, the term “Company” shall mean the Company and any successor to its operations and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors and administrators (including the Executive’s estate, in the event of the Executive’s death), and their respective permitted successors and assigns.

10.    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, without giving effect to the principles of conflicts of law thereof.

11.    Arbitration.

(a)    Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section 12(b) hereof for which the Company may, but shall not be required to, seek injunctive relief) shall be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved shall deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New York, New York, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided. After the aforesaid twenty (20) days, either party, upon ten (10) days’ notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

(b)    The decision of the arbitrator on the points in dispute shall be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

(c)    Except as otherwise provided in this Agreement, the arbitrator shall be authorized to apportion its fees and expenses and the reasonable attorneys’ fees and expenses of any such party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator shall be borne equally by each party, and each party shall bear the fees and expenses of its own attorney.

(d)    The parties agree that this Section 11 has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section 11 shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(e)    The parties shall keep confidential, and shall not disclose to any person, except to their respective counsel and as may be required by law or valid subpoena, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof, provided, however, that the Executive may also disclose such information to his immediate family and tax and financial advisors.

12.    Entire Agreement; Restrictive and Other Covenants.

(a)    The Executive understands that this Agreement, all relevant plans referred to herein and the sections of any agreement between the Executive and the Company that survive termination, constitute the complete understanding between the Company and the Executive, and, except as specifically provided herein, supersedes any and all agreements, understandings, and discussions, whether written or oral, between the Executive and any of the Released Parties. No other promises or agreements shall be binding unless in writing and signed by both the Company and the Executive.

(b)    Notwithstanding the foregoing, Section 15 of each Award Agreement shall survive in accordance with its terms. For the avoidance of doubt, Executive agrees to comply at all times with Section 15 of each Award Agreement; it being understood that, for the avoidance of doubt, all post-employment restrictive covenant periods contained in the Award Agreements shall begin to run from and after the Employment Separation Date, rather than from and after the end of the Advising Period, and that, the Executive shall inform the Chief HR Officer of the Company prior to commencing any employment or other services during the post-employment restrictive covenant periods contained in the Award Agreements.

13.    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered to the Company or received by electronic mail as provided below. Such notices, demands and other communications shall be addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention General Counsel,            , or to such other address as either party may specify by notice to the other actually received.

14.    Miscellaneous. This Agreement is not intended, and shall not be construed, as an admission that any of the Released Parties has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the Executive. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Neither party shall be deemed to have made any admission of wrongdoing as a result of executing this Agreement.

15.    Tax Matters; Authorized or Required Deductions; Independent Contractor Status.

(a)    The Company may withhold from any and all amounts payable to the Executive under this Agreement such federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation and any authorized or required reductions.

(b)    The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be exempt therefrom or in compliance therewith, as applicable. Notwithstanding anything herein to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A, no payments or benefits that are “deferred compensation” subject to Section 409A to be paid upon separation from service shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” within the meaning of Section 409A or, if earlier, the Participant’s date of death. All such delayed payments and benefits will be provided (without interest) in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day. Any payments described in this Agreement that are paid pursuant to a “separation pay plan” as described in Treas. Reg. 1.409A-1(b)(9)(iii) or that are due within the “short term deferral period” as defined in

Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. To the extent required by Section 409A, (i) any reimbursements required to be made by the Company to the Executive under this Agreement shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and shall not be subject to liquidation or exchange for another benefit and (ii) in no event shall the amount of expenses eligible for reimbursement in one calendar year affect the amount of expenses eligible for reimbursement in any other calendar year.

(c)    The Executive acknowledges and agrees that after the Employment Separation Date but during the remaining months of the Advising Period the Executive’s status at all times shall be that of an independent contractor. The parties hereby acknowledge and agree that all Advising Fees paid pursuant to Section 4 hereof for such period shall represent fees for services as an independent contractor, and shall therefor be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. The Executive further acknowledges that the Company makes no warranties as to any tax consequences regarding payment of such fees during such period, and specifically agrees that the determination of any tax liability or other consequences of any payment made hereunder is the Executive’s sole and complete responsibility and that the Executive will pay all taxes, if any, assessed on such payments under the applicable laws of any Federal, state, local or other jurisdiction and, to the extent not so paid, will indemnify the Company for any taxes so assessed against the Company. The Executive also agrees that after the Employment Separation Date but during the remaining months of the Advising Period, the Executive shall not be eligible to participate in any of the employee benefit plans or arrangements of the Company except as expressly provided herein.

16.    Executive Acknowledgements. The Executive acknowledges that the Executive:
(a) has carefully read this Agreement in its entirety; (b) has had an opportunity to consider this Agreement for twenty-one (21) days; (c) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with the Executive’s independent legal counsel, or has had a reasonable opportunity to do so; and (d) is entering into this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration to which the Executive would not be entitled in the absence of executing and not revoking this Agreement.

17.    Initial Consideration and Revocation Period; Effectiveness. The Executive understands that the Executive will have twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. The Executive understands that the Executive may execute this Agreement less than twenty-one (21) days from its receipt from the Company, but agrees that such execution will represent the Executive’s knowing waiver of such consideration period. The Executive may accept this Agreement by signing it and returning it to the Human Resources department, attention Ned Linnen, within such twenty-one (21) day period. After executing this Agreement, the Executive shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating the Executive’s desire to do so in writing delivered to the Human Resources department by no later than the seventh (7th) day after the date that the Executive signs this Agreement. The effective date of this Agreement shall be the eighth (8th) day after the Executive signs this Agreement. In the event that the Executive does not accept this Agreement as set forth above, or in the event that the Executive revokes this Agreement during the Revocation Period, this Agreement shall be deemed automatically null and void.

18.    Re-Execution of Agreement. The Company’s obligations under Sections 3 and 4 of this Agreement are strictly contingent upon the Executive’s re- execution and non-revocation of this Agreement no earlier than, and within twenty-one (21) days following, the Employment Separation Date. The date of the Executive’s re-execution of this Agreement is referred to herein as the “Re-Execution Date”. By re-executing this Agreement, the Executive advances to the Re- Execution Date Executive’s general waiver and release of all Claims against the Released Parties and the other covenants set forth in Section 6 of this Agreement. The Executive shall have seven (7) calendar days from the Re-Execution Date to revoke his re-execution of this Agreement by indicating the Executive’s desire to do so in writing delivered to the Human Resources department by no later than the seventh (7th) day after the Re-Execution Date. In the event of no revocation by the Executive, the date of the releases and covenants set forth in Section 6 of this Agreement shall be advanced through the Re-Execution Date on the eighth (8th) day after the Re-Execution Date (the “Second Release Effective Date”). In the event of such revocation by the Executive, the date of the releases and covenants set forth in Section 6 of this Agreement shall not be advanced, but shall remain effective up to and including the date upon which Executive originally signs this Agreement and the Company shall not be obligated to provide the consideration in Section 3 or 4 of this Agreement.

19.    Third Party Beneficiaries. The Released Parties are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Except and to the extent set forth in the preceding sentence and as otherwise set forth in this Agreement, this Agreement is not intended for the benefit of any person other than the parties hereto, and no such other person or entity shall be deemed to be a third party-beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing, or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director, or stockholder, irrespective of any similarity between any contract, agreement, commitment, or understanding between the Company and such other employee, officer, director, or stockholder, on the one hand, and any contract, agreement, commitment, or understanding between the Company and the Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director, or stockholder, on the one hand, and the Executive, on the other hand.

20.    Counterpart Agreements. This Agreement may be signed in counterparts, and by facsimile or e-mail or other electronic transmission, all of which shall be considered as original documents and which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Separation and Advising Agreement as of the date set forth below.

AVIS BUDGET GROUP, INC.
Dated: 24-Jul-2025

By:	/s/ Ned Linnen
Name: Ned Linnen
Title: EVP & Chief Human Resources Officer

EXECUTIVE

Dated: 24-Jul-2025

_/s/ Joseph A. Ferraro_________________
(Signature)
Joseph A. Ferraro

RE-EXECUTED (ON OR FOLLOWING THE EMPLOYMENT SEPARATION DATE)

Dated:

_______________________________
(Signature)
Joseph A. Ferraro

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